Exhibit 10.101

ANDEAVOR EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL PLAN

(as AMENDED AND RESTATED EFFECTIVE AUGUST 1, 2017)

ANDEAVOR EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL PLAN
PREAMBLE
The principal objective of this Executive Severance and Change in Control Plan (the "Plan") is to reduce uncertainty to select executives of the Company and its Subsidiaries in the event of certain fundamental events involving the control or existence of the Company as well as to provide a benefit in the event of an executive’s termination of employment under certain conditions that are beyond the executive’s control. The Plan is designed to provide a benefit that will meet the objectives described above. This Plan was originally established effective January 12, 2011, and was subsequently amended and restated, effective May 1, 2013. The Plan is intended to conform to the requirements of Section 409A of the Code, together with the Regulations, and is intended to qualify as an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries.

SECTION I
DEFINITIONS

1.1
"Affiliate" means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase "at least 50%" shall be substituted for the phrase "at least 80%" as used therein.

1.2	"Aggregated Plan" means all agreements, methods, programs and other arrangements that are aggregated with this Plan under Section 1.409A-1(c) of the Regulations.

1.3	"Base Salary" means the rate of base pay as in effect for a Participant on the effective date of such Participant’s eligibility for a benefit hereunder, as provided in Section II hereof.

1.4	"Board" means the Board of Directors of the Company.

1.5
"Bonus" means (i) for purposes of determining the amount of a Participant’s Change in Control Benefit, as provided in Section 3.1 hereof, the target bonus applicable to a Participant under the Company’s annual incentive program for the year in which such Participant’s employment terminates under conditions that result in the eligibility of such Participant for a Change in Control Benefit hereunder or (ii) for purposes of determining the amount of the Severance Benefit for each Participant other than the Chief Executive Officer, as provided in Section 3.2 hereof, the average of the actual bonuses paid under the Company’s annual incentive program during the three (3)-year period ending on the date of the Participant’s termination of employment under conditions that result in the eligibility of such Participant for a Severance Benefit hereunder; provided, however, in the event that the Participant has been employed for fewer than three (3) years from the date of his most recent employment to the date of such termination of employment, the Bonus will be calculated by adding the total amount of the annualized actual bonuses paid during the Participant’s most recent period of employment and dividing that amount by the number of years with respect to which a bonus was actually paid or (iii) for purposes of determining the amount of the Chief Executive Officer’s Severance Benefit, as provided in Section 3.2 hereof, the greater of: (a) the highest annual bonus earned under the Company’s annual incentive compensation program during the three (3)-year period ending on the date of the Chief Executive’s Officer’s termination of employment under conditions that result in the eligibility of such Chief Executive Officer for a Severance Benefit hereunder or (b) $450,000.

1.6
"Cause" means the conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal); a willful refusal without proper legal cause to perform, or gross negligence in performing, the Participant’s duties and responsibilities; a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or the unauthorized absence of the Participant from work (other than for sick or approved disability leave or leave under the Family Medical Leave Act) for a period of thirty (30) or more working days out of a consecutive forty-five (45)-working day period.

1.7
"Change in Control" means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company's common stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Company or a Subsidiary thereof or any employee benefit plan sponsored by Company or a Subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13c-3 under the Securities Exchange Act of 1934) of securities of Company representing thirty-five percent (35%) or more of the combined voting power of Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board for election by Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

1.8
"Change in Control Benefit" means the benefit payable under Section 3.1 hereof in the event of an involuntary termination of employment without Cause or a voluntary termination of employment for Good Reason following a Change in Control.

1.9	"Chief Executive Officer" means the Chief Executive Officer of the Company.

1.10	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.11	"Committee" means the Compensation Committee of the Board.

1.12	"Company" means, prior to August 1, 2017, Tesoro Corporation, a Delaware corporation, and, effective August 1, 2017, Andeavor, a Delaware corporation, or any successor thereto.

1.13	"Compensation" means a Participant’s Base Salary and Bonus.

1.14	"Death/Disability Benefit" means the benefit payable under Section 3.3 hereof in the event of the Chief Executive Officer’s termination of employment by reason of death or Total Disability.

1.15	"Good Reason" means the occurrence of any of the following:

(a)
without Participant's express written consent, the assignment to Participant of any duties inconsistent with the employment of Participant immediately prior to the Change in Control, or a significant diminution of Participant's positions, duties, responsibilities and status with the Company from those immediately prior to a Change in Control or a diminution in Participant's titles or offices as in effect immediately prior to a Change in Control, or any removal of Participant from, or any failure to reelect Participant to, any of such positions;

(b)	a material reduction by the Company in Participant's Base Salary, as in effect immediately prior to a Change in Control;

(c)
the failure by the Company to continue benefits, including but not limited to, 401(k), pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which Participant is participating or is eligible to participate at the time of the Change in Control except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;

(d)
the failure by the Company to continue in effect any incentive plan or arrangement in which Participant is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the Participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;

(e)	the occurrence of an event that meets the criteria set forth under the Company's relocation policy, as in effect from time to time, with respect to which either (i) the

Participant fails to provide express written consent to the relocation or (ii) the Company fails to provide the relocation benefit set forth in such policy; or

(f)	any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company;

1.16
"Participant" means an individual who, on the date of his or her termination of employment under the circumstances described in Section II hereof, is either: (i) an officer of the Company or a Subsidiary with the title of Senior Vice President or above whose compensation is approved by the Committee or (ii) an officer of the Company or a Subsidiary with the title of Vice President who is approved for participation by the Chief Executive Officer, and, in each case, who is not otherwise entitled to a change in control or severance benefit, as applicable, under an employment agreement, management stability agreement, or similar type of agreement.

1.17
"Plan" means, prior to August 1, 2017, the Tesoro Corporation Executive Severance and Change in Control Plan, effective May 1, 2013, and effective August 1, 2017, the Andeavor Executive Severance and Change in Control Plan, as may be amended from time to time.

1.18	"Regulations" means the Treasury Regulations promulgated under the Code.

1.19
"Separation from Service" means a termination of employment of a Participant under the circumstances described in Section II hereof that will result in a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company and its Affiliates to 20% or less of the average level of bona fide services performed by the Participant for the Company and its Affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates for fewer than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Section 409A of the Code and the Regulations.

1.20	"Severance Benefit" means the benefit payable under Section 3.2 hereof in the absence of a Change in Control but in the event of an involuntary termination of employment without Cause.

1.21
"Subsidiary" means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.

1.22
"Total Disability" means the physical or mental incapacity of the Chief Executive Officer so as to render him incapable of performing his material, usual and customary duties, with or without reasonable accommodation as required by law, for six (6) consecutive months (even if such consecutive absence is interrupted by the Chief Executive Officer’s return to service for fewer than ten (10) consecutive business days if absent thereafter for the same illness or disability). Any termination on account of Total Disability shall be upon thirty (30) days written notice given at any time thereafter while the Chief Executive Officer remains Totally Disabled, provided that a termination for Total Disability hereunder shall not be effective if the Chief Executive Officer returns to the full performance of his duties within such thirty (30) day period.
The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.
SECTION II
ELIGIBILITY FOR BENEFITS

2.1
Eligibility for Change in Control Benefit. Each Participant is eligible to receive a Change in Control Benefit if, within the two-year period following a Change in Control, such Participant’s employment with the Company or a Subsidiary is terminated by reason of: (i) involuntary termination other than for Cause or by reason of death, or (ii) voluntary termination by the Participant for Good Reason. The determination of whether a termination of employment shall be for Cause or Good Reason shall be made in the sole and absolute discretion of the Committee. Such benefit shall commence as provided in Section 4.1 hereof, but shall be contingent upon the Committee’s prior receipt of a release executed by the Participant in the form determined by and in the manner prescribed by the Committee.

2.2	Eligibility for Severance Benefit.

(a)
Chief Executive Officer. Subject to paragraph (d) below, the Chief Executive Officer is eligible to receive a Severance Benefit if his employment with the Company or a Subsidiary is terminated in the absence of a Change in Control by reason of either: (i) involuntary termination other than for Cause or (ii) voluntary termination following the occurrence or failure of any of the following circumstances, without his express written consent: (A) a material adverse change in the governing body to which the Chief Executive Officer regularly reports, including a requirement that the Chief Executive Officer report to another corporate officer rather than to the Board; (B) a material adverse change in the Compensation plans, programs or arrangements in which the Chief Executive Officer is entitled to participate (the “Compensation Plans”) other than a material adverse change in the Compensation Plans that adversely affects other similarly situated executives in a manner proportionate to the material adverse effect of such change on the Chief Executive Officer; (C) Chief Executive Officer’s failure to be elected or reelected to the Board; or (D) the failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to the Chief Executive Officer upon the successor becoming such, the obligations of the Company hereunder.

(b)	Executive Vice-Presidents. Subject to paragraph (d) below, each Participant who is an Executive Vice-President of the Company is eligible to receive a Severance

Benefit if such Participant’s employment with the Company or a Subsidiary is terminated in the absence of a Change in Control by reason of either: (i) involuntary termination other than for Cause or by reason of death or (ii) voluntary termination following a material adverse change in the level of executive officer to whom the Executive Vice President regularly reports.

(c)
Senior Vice Presidents. Subject to paragraph (d) below, each Participant who is a Senior Vice President of the Company is eligible to receive a Severance Benefit if such Participant’s employment with the Company or a Subsidiary is terminated in the absence of a Change in Control by reason of involuntary termination other than for Cause or by reason of death.

(d)
Committee Discretion and Executed Release. The determination of whether a termination of employment shall be for Cause or whether a material adverse change in the reporting relationship has occurred under Section 2.2 (a), (b) or (c) shall be made in the sole and absolute discretion of the Committee. Benefits payable hereunder shall commence as provided in Section 4.1 hereof, but shall be contingent upon the Committee’s prior receipt of a release executed by the Participant in the form determined by and in the manner prescribed by the Committee.

2.3
Eligibility for Death/Disability Benefit. The Chief Executive Officer is eligible to receive a Death/Disability Benefit if his employment with the Company or a Subsidiary is terminated in the absence of a Change in Control by reason of his death or Total Disability. Such Death/Disability Benefit is mutually exclusive of any Severance Benefit or Change in Control Benefit hereunder.

SECTION III
AMOUNT AND FORM OF BENEFIT

3.1	Change in Control Benefit. The Change in Control Benefit to which an eligible Participant shall be entitled shall be as follows:

(a)
Chief Executive Officer. The Chief Executive Officer shall be entitled to a Change in Control Benefit, payable in cash, equal to three (3) times his Compensation. Furthermore, the Chief Executive Officer and his or her eligible dependents shall be entitled to participate in the Company's group medical plan (excluding dental and vision benefits) for the thirty (30)-month period commencing on the date of the Chief Executive Officer's Separation from Service.

(b)
Executive Vice-Presidents. Each Executive Vice-President shall be entitled to a Change in Control Benefit, payable in cash, equal to two and one-half (2.5) times his Compensation. Furthermore, the Executive Vice-President and his or her eligible dependents shall be entitled to participate in the Company's group medical plan

(excluding dental and vision benefits) for the thirty (30)-month period commencing on the date of the Executive Vice-President's Separation from Service.

(c)
Senior Vice-Presidents. Each Senior Vice-President shall be entitled to a Change in Control Benefit, payable in cash, equal to two (2) times his Compensation. Furthermore, the Senior Vice-President and his or her eligible dependents shall be entitled to participate in the Company's group medical plan (excluding dental and vision benefits) for the twenty-four (24)-month period commencing on the date of the Senior Vice-President's Separation from Service.

(d)
Vice-Presidents. Each Vice-President who is a Participant in this Plan shall be entitled to a Change in Control Benefit, payable in cash, equal to either one (1) times or one and one-half (1.5) times his Compensation, as determined by the Chief Executive Officer in his sole and absolute discretion. Furthermore, the Vice-President and his or her eligible dependents shall be entitled to participate in the Company's group medical plan (excluding dental and vision benefits) for a period of either twelve (12) or eighteen (18) months (as determined by the Chief Executive Officer in his sole and absolute discretion) commencing on the date of the Vice-President's Separation from Service.

3.2	Severance Benefit. The Severance Benefit to which an eligible Participant shall be entitled shall be as follows:

(a)
Chief Executive Officer. The Chief Executive Officer shall be entitled to a Severance Benefit, payable in cash, equal to two (2) times his Compensation, together with the benefits described in Section 3.2(d) (i) and (ii) hereof. Furthermore, except to the extent prohibited by law, and applicable only until May 1, 2015, the Chief Executive Officer shall be deemed vested under the Tesoro Corporation Amended and Restated Executive Security Plan ("ESP") (known as the Andeavor Executive Security Plan as of August 1, 2017) as of the date of the Chief Executive Officer’s eligibility for a Severance Benefit hereunder and the benefit to which the Chief Executive Officer is entitled under the ESP shall be calculated, to the extent applicable, by granting the Chief Executive Officer deemed years of age and service up to the earliest date on which the Chief Executive Officer would be eligible for an early retirement benefit, as determined under the Tesoro Corporation Retirement Plan (known as the Andeavor Pension Plan as of August 1, 2017).

(b)
Executive Vice-Presidents. Each Executive Vice-President shall be entitled to a Severance Benefit, payable in cash, equal to one and three-fourths (1.75) times his Compensation, together with the benefits described in Section 3.2(d) (i) and (ii) hereof.

(c)
Senior Vice-Presidents. Each Senior Vice-President shall be entitled to a Severance Benefit, payable in cash, equal to one and one-half (1.5) times his Compensation, together with the benefits described in Section 3.2(d) (i) and (ii) hereof.

(d)
Additional Benefits. The foregoing eligible Participants set forth in this Section 3.2 shall be entitled to the following benefits, as applicable, in addition to the benefits described in (a), (b) and (c) above:

(i)	participation in the Company's medical plan (excluding dental and vision benefits) for a period of eighteen (18) months commencing on the date of the Participant’s Separation from Service;

(ii)
receipt of reasonable outplacement services, at no cost to the Participant, for up to twelve (12) months, such twelve (12)-month period to commence on the date of the Participant’s Separation from Service; and

(iii)
Chief Executive Officer and Chief Executive Officer’s spouse and eligible dependents shall continue to be eligible to participate in, and receive group health coverage under, the Company’s group health plans that provide group health coverage to active employees of the Company from time to time, but only to the extent such plans continue to be available to the Company’s employees and only until the earliest to occur of (A) two and one-half (2½) years after the date of termination of the Chief Executive Officer’s employment, (B) Chief Executive Officer’s death (or in the case of coverage for a qualified beneficiary of Chief Executive Officer, the death of that qualified beneficiary), or (C) the date on which Chief Executive Officer (or in the case of coverage for a qualified beneficiary of Executive, the qualified beneficiary) becomes eligible for coverage under any other group health plan of another employer providing comparable coverage (the “Continuation Coverage Period”); provided that the Company shall pay for one hundred percent (100%) of the premiums for such group health coverage, and the premiums that otherwise would be charged to the Chief Executive Officer for such coverage but for this Section 3.2(d)(iii) shall be included as imputed income; and provided further that the group health plan coverage benefits provided by the Company under this Section 3.2(d)(iii) during any taxable year of the Chief Executive Officer will not affect such benefits provided by the Company in another taxable year during the period of continued coverage and the right to the benefits provided under this Section 3.2(d)(iii) is not subject to liquidation or exchange for another benefit.

3.3
Death/Disability Benefit. The Chief Executive Officer or, in the event of the Chief Executive Officer’s death, the estate of the Chief Executive Officer shall be entitled to a Death/Disability Benefit, payable in cash, equal to one (1) times his Base Salary. In the event of the Chief Executive Officer’s termination of employment on account of Total Disability, this benefit shall be reduced by any payments to the Chief Executive Officer under any long-term disability plan or arrangement of the Company.

SECTION IV
PAYMENT OF BENEFITS

4.1
Benefits payable in accordance with Section III as cash payments will be paid in a single lump sum payment on the first day of the seventh (7th) calendar month beginning after the Participant's Separation from Service. If a Participant who is entitled to continued coverage under the Company’s group medical plan elects to continue such participation, the Company shall pay the applicable premium for such coverage (which amount shall be the employer-subsidized portion of the premium that applies to active employees of the Company) in accordance with the Company's standard payroll practices for the period of coverage that applies under Section III hereof. The continued medical plan coverage described herein and the payment of the applicable premium in connection therewith may not affect the benefit to be provided in any other taxable year and may not be liquidated or exchanged for any other benefit.

4.2	The Company will be liable for all benefits due the Participants under the Plan.

4.3
The Plan is a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Under all circumstances the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors and judgment creditors of the Company. Though the Company may establish or become a signatory to a rabbi trust to accumulate assets to help fulfill its obligations, the Plan and any trust created, shall not create any lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any asset held by the Company, contributed to any trust created, or otherwise be designated to be used for payment of any of its obligations created in this agreement. No specific assets of the Company have been or will be set aside, or will be transferred to a trust or will be pledged for the performance of the Company's obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Company.

4.4	It is intended that this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

4.5
Notwithstanding any provision of this Section IV to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 4.5, be paid prior to or later than the date on which they would otherwise be paid to the Participant.

(a)
Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant's benefit hereunder is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Section 409A of the Code or the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the portion of his or her benefit required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Section 409A of the Code or the Regulations.

(b)
Distribution Necessary to Satisfy Applicable Tax Withholding. If the Company is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount of the Participant's benefit hereunder or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.

(c)
Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Company reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment of such benefit hereunder until the earliest date at which the Company reasonably anticipates that the making of such payment would not cause such violation.

(d)
Delay for Insolvency or Compelling Business Reasons. In the event the Company determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of such benefits until the first calendar year in which the Company notifies the Committee that the payment of benefits would not have such effect.

(e)
Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Section IV; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant, it is not administratively practicable for the Committee to calculate the amount of benefits due to the Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

SECTION V
CLAIMS PROCEDURES

5.1
Claims for Benefits. The Committee shall determine the rights of any Participant to any benefits hereunder. Any Participant who believes that he has not received the benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant with the first 90-day period), either allow or deny the claim in writing.
A denial of a claim by the Committee, wholly or partially, shall be written in a manner intended to be understood by the claimant and shall include:

(a)	the specific reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)
an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right, if applicable, to bring a civil action under Section 502(a) of ERISA.

5.2
Appeal Provisions. A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period the Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

The Committee shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner intended to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons.
SECTION VI
MISCELLANEOUS

6.1
The Board, or its delegate, may, in its sole discretion, terminate, suspend or amend this Plan at any time, in whole or in part. However, the termination, amendment or suspension of this Plan will not operate to decrease the benefit to which a Participant has become entitled but which has not yet been paid. Notwithstanding the foregoing, the Plan shall automatically terminate, without further action of the Company, upon Insolvency of the Company. For this purpose, Insolvency shall mean the inability of the Company to continue as a going concern.

6.2
Notwithstanding any provision of the Plan to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code, regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.

6.3
Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of this Plan.

6.4	No benefit under this Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

6.5	The Committee may adopt rules and regulations to assist it in the administration of the Plan and may delegate such of its duties hereunder as it may deem advisable.

6.6	This Plan is established under and will be construed according to the laws of the State of Texas, except to the extent preempted by federal law.

6.7	This amendment and restatement is signed this ______ day of _____, 2017, to be effective as of August 1, 2017.

ANDEAVOR

By:
Kim Rucker
Executive Vice President, General Counsel and Secretary